UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2004

ENDOCARE, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-27212	33-0618093
(Commission File Number)	(IRS Employer Identification No.)

201 Technology Drive, Irvine, California 92618
(Address of principal executive offices, including zip code)

(949) 450-5400
(Registrant's telephone number, including area code)

ITEM 5.     OTHER EVENTS

Appointment of New Directors.

As reported by Endocare, Inc. (the "Company") in a press release dated January 20, 2004, the Company's Board of Directors (the "Board") has appointed Craig T. Davenport and John R. Daniels, M.D. as directors, effective January 19, 2004. Peter F. Bernardoni and Benjamin Gerson, M.D. resigned from the Board in order to enable the appointment of Mr. Davenport and Dr. Daniels, given that the maximum number of directors permitted by the Company's Bylaws is seven.

Concurrently with their appointment to the Board, Mr. Davenport was elected Chairman of the Board and Dr. Daniels was appointed to the Company's Compensation Committee and Nominating Committee. With the appointment of Mr. Davenport and Dr. Daniels, the Board has seven members, six of whom are independent directors, as defined by Nasdaq listing standards. Ronald A. Matricaria serves as the Company's lead independent director.

Mr. Davenport recently was appointed the Company's Chief Executive Officer, effective December 15, 2003. Additional information regarding Mr. Davenport may be found in the Current Report on Form 8-K that the Company filed on December 16, 2003 and the press release attached thereto.

Dr. Daniels is former Chief Executive and Chairman at a number of medical technology companies as well as an accomplished clinician and past faculty member of the Stanford University Medical School. Dr. Daniels is currently an Associate Professor of Medicine in Medical Oncology at the USC School of Medicine, Los Angeles. Throughout his 30-year career, Dr. Daniels has taken a number of medical ideas and technologies from the laboratories of the academic world through the business planning stage to the successful launch and growth of corporations based on those ideas. He is the founder or co-founder of five corporate start ups, including Collagen Corporation, which was acquired by Santa Barbara-based Inamed; Target Therapeutics, today a division of Natick, MA-based Boston Scientific Corporation; and Pacific Palisades, CA-based Balance Pharmaceuticals, a company founded in 1992 to develop and market a drug to moderate hormone levels in pre-menopausalwomen. Dr. Daniels is currently a Director and Chairman of that company. From 1997 until 2002, Dr. Daniels was Chairman of Cohesion Technologies, a publicly traded spin-off from Collagen Corporation, which developed sealing technologies for surgery that was sold to Vancouver, B.C.-based Angiotech Pharmaceuticals in January 2003.

ITEM 7.     FINANCIAL STATEMENTS AND EXHIBITS.

(c)     Exhibits.

99.1     Press Release, dated January 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ENDOCARE, INC.

Date: January 20, 2004	By:	/s/ William J. Nydam
William J. Nydam
President & Chief Operating Officer